As filed with the Securities and Exchange Commission on August 19, 2024

Registration Statement No. 333-273287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-1

on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BITCOIN DEPOT INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3219029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3343 Peachtree Road NE, Suite 750

Atlanta, GA 30326

(678) 435-9604

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Felicity Lewis

General Counsel, Corporate Secretary

Bitcoin Depot Inc.

3343 Peachtree Road NE, Suite 750

Atlanta, GA 30326

(412) 334-6917

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brett Nadritch

Ross Shepard

Milbank LLP

55 Hudson Yards

New York, NY 10001

Tel: (212) 530-5301

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 17, 2023, Bitcoin Depot Inc. (the “Company” or the “Registrant”), filed a Registration Statement on Form S-1 (File No. 333-273287) (the “S-1 Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 1, 2023. On April 29, 2024, the Company filed a post-effective amendment to the S-1 Registration Statement (the “Post-Effective Amendment No. 1”), which was declared effective on May 3, 2024, to include information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 15, 2024, and to update certain other information in the S-1 Registration Statement.

The information included in this filing amends and restates the information contained in the S-1 Registration Statement and the prospectus contained therein. This registration statement on Form S-3 is being filed to convert the S-1 Registration Statement into a registration statement on Form S-3 (this “Post-Effective Amendment No. 2”). No additional securities are being registered under Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the S-1 Registration Statement on July 17, 2023.

All filing fees payable in connection with the registration of the shares of the Class A common stock covered by the S-1 Registration Statement were paid by the Company at the time of the initial filing of the S-1 Registration Statement. Any additional securities registered by this Registration Statement shall be paid by the Registrant as set forth herein.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2024

PRELIMINARY PROSPECTUS

BITCOIN DEPOT INC.

Up to 79,185,345 Shares of Class A Common Stock

Up to 43,848,750 Shares of Class A Common Stock Underlying Warrants

Up to 12,223,750 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of up to 43,848,750 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Bitcoin Depot Inc. (the “Company”) consisting of (i) up to 12,223,750 shares of our Class A common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”); and (ii) up to 31,625,000 shares of our Class A common stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by GSR II Meteora Acquisition Corp., a Delaware corporation (“GSRM”) in its initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus also relates to the resale by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of the following:

(i) up to 79,185,345 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Bitcoin Depot Inc. (the “Company”) consisting of:

(a) up to 650,331 shares of Class A common stock held by former stockholders of GSRM, of which (i) 201,161 shares were issued pursuant to certain Voting and Non-Redemption Agreements (as defined below) at an effective purchase price of $0.00 per share and (ii) 449,170 shares were issued pursuant to certain Non-Redemption Agreements (as defined below) at an effective purchase price of $3.00 per share;

(b) up to 5,762,709 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(c) up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Company’s Class E common stock, par value $0.0001 per share (the “Class E common stock”), held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

(d) up to 56,193,024 shares of Class A common stock underlying the following securities held by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 41,193,024 BT HoldCo Common Units (which correspond to 41,193,024 shares of Class V common stock);

(f) up to 84,270 shares of Class A common stock issued at Closing to Brandon Mintz under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share;

(g) up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan at an effective cost basis of $3.23 per share; and

(h) up to 12,223,750 shares of Class A common stock issuable upon exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to GSR II Meteora Sponsor LLC, a Delaware limited liability company and were originally purchased for $1.00 per Private Placement Warrant; and

(ii) up to 12,223,750 Private Placement Warrants.

We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus; however, we may receive proceeds from any cash exercise of the Private Placement Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 40.4% of shares of Class A common stock outstanding of the Company as of August 12, 2024. Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares of Class A common stock or Warrants by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of holders of Class A common stock or Warrants intend to sell such securities, could increase the volatility of the market price of our Class A common stock or Warrants or result in a significant decline in the public trading price of our Class A common stock or Warrants.

Our registration of the resale of the securities covered by this prospectus does not mean that the Selling Securityholders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock or Private Placement Warrants.

Our Class A common stock and the warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by GSR II Meteora Acquisition Corp., a Delaware corporation (“GSRM”) in its initial public offering (the “IPO”), are listed on the Nasdaq Capital Market under the symbols “BTM” and “BTMWW,” respectively. On August 12, 2024, the last reported sales price of our Class A common stock was $1.65 per share and the last reported sales price of our Public Warrants was $0.04 per Public Warrant. The Private Placement Warrants are not listed for trading.

Our Chief Executive Officer, Brandon Mintz, (through his ownership interests in BT Assets) owns a majority of the voting power of our issued and outstanding Common Stock (as defined herein). As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024.

You should rely only on the information contained in this prospectus or a supplement to this prospectus, including the information incorporated herein by reference. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus, whether or not incorporated herein by reference, is accurate as of any date other than the date indicated in those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). By using a shelf registration statement, the Selling Securityholders may sell our securities, as described in this prospectus, from time to time in one or more offerings. Each time the Selling Securityholders sell securities, we will if required by applicable law or regulation provide a prospectus supplement to this prospectus that contains specific information about the terms of such offering. The prospectus or prospectus supplement may also add, update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. None of the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable.

Unless the context suggests otherwise, references to “Bitcoin Depot,” the “Company,” “we,” “us” and “our” refer to Bitcoin Depot Inc.

INTELLECTUAL PROPERTY

“Bitcoin Depot” and our other registered and common law trade names, trademarks and service marks are property of Bitcoin Depot Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear with the ® or ™ symbols.

FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

•	estimates and forecasts of financial and performance metrics and expectations related to realizing the potential benefits of the Business Combination;

•	failure to realize the anticipated benefits of the Business Combination;

•	the ability to maintain the listing of the Class A common stock and the warrants on the Nasdaq Capital Market;

•	the Company’s ability to issue equity or equity-linked securities, to obtain debt financing or refinance existing indebtedness on satisfactory terms, or otherwise raise financing in the future;

•	the liquidity and trading of the Class A common stock and the warrants;

•	members of the Company’s management team allocating their time to other businesses and potentially having conflicts of interest with the Company’s business;

•	the Company’s future financial performance;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	the Company’s ability to identify organic and inorganic growth opportunities and the ability to manage future growth;

•	the Company’s ability to develop new products and services, bring them to market in a timely manner, and make enhancements to its business;

•	the effects of competition on the Company’s business;

•	changes in domestic and foreign business, financial, political and legal conditions;

•	future global, regional or local economic and market conditions;

•	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and

•	the development, effects and enforcement of laws and regulations.

Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and/or incorporated by reference herein. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information in our filings with the SEC incorporated by reference into this prospectus.

Our Business

Bitcoin Depot owns and operates the largest network of Bitcoin ATMs (“BTMs”) across North America where customers can buy and sell Bitcoin. Bitcoin Depot helps power the digital economy for users of cash.

Our mission is Bringing Bitcoin to the MassesTM. Digital means and systems dominate the way that consumers send money, make purchases, and invest; however, we believe that many people utilize cash as their primary means of initiating a transaction, either as a necessity or as a preference. These individuals have largely been excluded from the digital financial system and associated technological advancements in our global and digitally interconnected society. Bitcoin Depot’s simple and convenient process to convert cash into Bitcoin via our BTMs and feature-rich mobile app enables not only these users, but also the broader public, to access the digital financial system.

As of June 30, 2024, our offerings included approximately 8,068 BTMs in retailer locations throughout the U.S. and Canada, our BDCheckout product, which is accepted at approximately 7,441 retail locations, and our mobile app. We maintain a leading position among cash-to-Bitcoin BTM operators in the U.S. and Canada.

Kiosk Network and Retailer Relationships

Bitcoin Depot operates a network of kiosks that allow users to purchase Bitcoin with cash. Upon using a Bitcoin Depot kiosk for the first time, users will be prompted to provide certain information for account creation and verification. Users are required to select from three ranges of cash amounts to be inserted in the kiosk for purchasing Bitcoin. The user then provides the address of his or her digital wallet by scanning a QR code or manually inputting his or her unique wallet address; the user can create and use a Bitcoin Depot-branded wallet (un-hosted and non-custodial), or his or her own other existing digital wallet. Cash is then inserted by the user into the kiosk, and the kiosk will confirm the dollar amount and other details of the transaction, including quantity of Bitcoin being purchased. Once the transaction is complete, the Bitcoin is electronically delivered to the user’s digital wallet and the user is provided with a physical receipt as well as a receipt via SMS text.

Bitcoin Depot’s largest BTM deployment as of June 30, 2024 is with Circle K, a convenience store chain of over 9,000 stores in North America and over 4,800 stores in Europe and other international markets. We are the exclusive provider and operator of BTMs for Circle K in the U.S. and Canada, and as of June 30, 2024, we have installed our BTMs in approximately 1,200 Circle K stores. We also have kiosks deployed in other convenience stores, gas stations, grocery stores, pharmacies and shopping malls.

Cryptocurrencies

Our revenues, $301.6 million and $361.1 million for the six months ended June 30, 2024 and 2023, respectively, have not been correlated to the price of Bitcoin historically, even in light of volatile Bitcoin prices. For example, our revenue during the trailing twelve months ended June 30, 2024 declined by 8.2% compared to the same period ended June 30, 2023, while the market price of Bitcoin increased by 105% during the same period. Based on our own user surveys, a majority of our users use our products and services for non-speculative purposes, including money transfers, international remittances, and online purchases, among others.

We use a sophisticated Bitcoin management process to reduce our exposure to volatility in Bitcoin prices by maintaining a relatively low balance (typically less than $0.6 million) of Bitcoin at any given time, which we believe differentiates us from our competition. Our typical practice is to purchase Bitcoin through a liquidity provider such as Cumberland DRW or Abra. We replenish our Bitcoin only through purchases from leading Bitcoin liquidity providers and do not engage in any mining of Bitcoin ourselves. Our sophisticated replenishment process enables us to satisfy our users’ Bitcoin purchases with our own Bitcoin holdings yet maintain small balances of Bitcoin to effectively manage our principal risk. There are two main components of the working capital required in our operations. On the Bitcoin side, we maintain Bitcoin in our hot wallets to fulfill orders from users while we are automatically placing orders with liquidity providers and exchanges to replenish the Bitcoin we have sold to users. The second component to working capital is the cash that accumulates in the BTM kiosks. As users insert cash into the BTM kiosks, cash accumulates until armored carriers collect the cash and process it back to our bank accounts. We typically maintain a variable level of cash in the BTM kiosks at all times. Cash in BTM kiosks as of June 30, 2024 was approximately 23.6% of average monthly revenues for the trailing twelve months ended June 30, 2024.

Summary Risk Factors

Our business is subject to risks of which you should be aware before making an investment decision. You should carefully consider the risk factors described under the heading “Risk Factors,” and in the other reports and documents that we have filed with the SEC.

Corporate Information

Lux Vending, LLC, then d/b/a Bitcoin Depot (“Legacy Bitcoin Depot”) was formed on June 7, 2016. We were originally formed on October 14, 2021, as GSR II Meteora Acquisition Corp. (“GSRM”), a special purpose acquisition company. On June 30, 2023, pursuant to a transaction with GSRM, Legacy Bitcoin Depot merged with and into GSRM (the “Business Combination”). In connection with the closing of the Business Combination, GSRM was renamed Bitcoin Depot Inc.

Our principal executive offices are located at 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326. Our corporate website address is www.BitcoinDepot.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The website address is included as an inactive textual reference only.

About This Offering

The Selling Securityholders identified in this prospectus are offering on a resale basis a total of 79,185,345 shares of Class A common stock and up to 12,223,750 Private Placement Warrants as well as up to 43,848,750 shares of Class A common stock underlying Warrants.

Issuance of Class A common stock

Issuer	Bitcoin Depot Inc.

Shares of Class A common stock offered by us	Up to 43,848,750 shares of Class A common stock, consisting of:

•	12,223,750 shares of Class A common stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant; and

•	31,625,000 shares of Class A common stock underlying the Public Warrants that were originally issued as part of the units sold by GSRM at a purchase price of $10.00 per unit in its IPO.

Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Use of proceeds	We will receive up to an aggregate of approximately $504.3 million from the exercise of the Public and Private Placement Warrants if such warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. We expect to use the net proceeds from the exercise of the Public and Private Placement Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is highly dependent upon the trading price of our Class A Common Stock. We have 43,848,750 outstanding Warrants to purchase 43,848,750 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. As of August 12, 2024, the closing price of our Class A common stock was $1.65. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants” for more information. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. See “Use of Proceeds.”

Resale of Class A common stock and Private Placement Warrants

Shares of Class A common stock offered by the Selling Securityholders	Up to 79,185,345 shares of Class A common stock, consisting of:

•

up to 650,331 shares of Class A common stock held by former stockholders of GSRM of which (i) 201,161 shares were issued pursuant to certain Voting and Non-Redemption Agreements at an effective purchase price of $0.00 per share and (ii) 449,170 shares were issued pursuant to certain Non-Redemption Agreements at an effective purchase price of $3.00 per share;

•

up to 5,762,709 shares of Class A common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM, in each case that were issued at Closing in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

•

up to 1,075,761 shares of Class A common stock issuable upon the vesting and conversion of the Class E common stock held by certain third parties and affiliates of Sponsor and former directors of GSRM in exchange for an equivalent number of shares of Class B common stock of GSRM that were originally purchased for approximately $0.004 per share;

•

up to 56,193,024 shares of Class A common stock underlying the following securities held directly by BT Assets as of the Closing (which in each case were issued as consideration in the Business Combination based on a value of $10.00 per share): (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 41,193,024 BT HoldCo Common Units (which correspond to 41,193,024 shares of Class V common stock);

•

up to 3,075,000 shares of Class A common stock issuable upon conversion of our Series A Preferred Stock held by the PIPE Subscribers pursuant to that certain PIPE Agreement and which were purchased for $10.00 per share and issued at Closing;

•	up to 84,270 shares of Class A common stock held directly by Brandon Mintz and received pursuant to the Incentive Equity Plan, at an effective cost basis of $3.23 per share; and

•

up to 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan, at an effective cost basis of $3.23 per share, 30,125 shares of which have not yet vested.

Warrants offered by the Selling Securityholders	Up to 12,223,750 Private Placement Warrants that were originally purchased at a purchase price of $1.00 per Private Placement Warrant and distributed to certain third parties and affiliates of Sponsor concurrently with Closing.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock or Private Placement Warrants by the Selling Securityholders, however, we may receive proceeds from any cash exercise of the Private Placement Warrants.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors.”

Nasdaq ticker symbols	“BTM” for the Class A common stock and “BTMWW” for the Public Warrants.

For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. You should also consider the information in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 under the heading “Risk Factors” and updated, if applicable, in our Quarterly Reports on Form 10-Q as well as similar information contained in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

All of the shares of Class A common stock and the Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales however, we may receive proceeds from any cash exercise of the Private Placement Warrants. Out of the 79,185,345 shares of Class A common stock offered hereby, 43,848,750 shares of Class A common stock are issuable upon the exercise of the Warrants. Upon the exercise of such Warrants, unless exercised on a cashless basis, we will receive $11.50 per Warrant paid for by the holders of such Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock or Private Placement Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock held by each Selling Securityholders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Securityholder under this prospectus and the number of shares of Class A common stock that each Selling Securityholder will beneficially own after this offering. The following table also sets forth, as of the date of this prospectus, the aggregate number of Private Placement Warrants held by each Selling Securityholder immediately prior to the sale of the Private Placement Warrants under this prospectus and the number of Private Placement Warrants that each Selling Securityholder will beneficially own after this offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Class A common stock and Private Placement Warrants with respect to which the Selling Securityholders have sole or shared voting and investment power. The percentage of shares of our Class A common stock beneficially owned by each of the Selling Securityholders prior to the offering shown in the table below is based on responses received to information requests sent to the Selling Securityholders and an aggregate of 17,844,174 shares of our Class A common stock outstanding on August 12, 2024.

	Shares of Class A common stock				Warrants to Purchase Common Stock**
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
AQR Capital Management, LLC(1)	21,000	21,000	—	—	—	—	—	—
Arena Investors, LP(2)	21,000	21,000	—	—	—	—	—	—
Atalaya Capital Management LP(3)	18,125	15,000	3,125	*	—	—	—	—
Baris Guzel(4)	77,567	77,567	—	—	—	—	—	—
Brandon Mintz(5)	84,270	84,270	—	—	—	—	—	—
BT Assets, Inc.(6)	56,193,024	56,193,024	—	—	—	—	—	—
Carlos Garcia(7)	21,589	21,589	—	—	25,000	25,000	—	—
Carnegie Park Capital LLC(8)	345,410	345,410	—	—	800,000	800,000	—	—
Claybaker LLC(9)	616,078	616,078	—	—	1,015,510	1,015,510	—	—
David Lorber(10)	48,784	48,784	—	—	33,333	33,333	—	—
Drakes Landing Associates, LP(11)	28,836	28,836	—	—	66,785	66,785
Eve Mongiardo(12)	77,567	77,567	—	—	—	—	—	—
Fir Tree Capital Management, LP(13)	16,500	16,500	—	—	—	—	—	—
Glen Leibowitz(14)	67,630	67,630	—	—	—	—	—	—

	Shares of Class A common stock				Warrants to Purchase Common Stock**
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Guines LLC(15)	345,407	345,407	—	—	800,000	800,000	—	—
Harraden Circle Investments, LLC(16)	245,727	21,000	224,727	*	—	—	—	—
JMT Holdings LLC(17)	180,935	180,935	—	—	75,513	75,513	—	—
Mark McCauley(18)	7,195	7,195	—	—	8,333	8,333	—	—
Mark Smalley(19)	60,388	60,388	—	—	—	—	—	—
Meteora Strategic Capital, LLC(20)	557,927	557,927	—	—	1,434,739	1,434,739	—	—
Michael Moe(21)	20,000	20,000	—	—	—	—	—	—
OPI Series 2022-1 (GSRM)(22)	1,191,660	1,191,660	—	—	1,380,000	1,380,000	—	—
Owl Creek Asset Management, L.P.(23)	21,000	21,000	—	—	—	—	—	—
Polar Asset Management Partners Inc.(24)	2,454,804	454,350	2,000,454	—	—	—	—	—
Radcliffe Capital Management, L.P.(25)	624,473	624,473	—	—	1,400,000	1,400,000	—	—
Rangeley Capital, LLC(26)	274,689	274,689	—	—	636,215	636,215	—	—
Ridgeview Holdings LLC(27)	19,428	19,428	—	—	60,000	60,000
Sandia Investment Management LP(28)	540,944	20,991	519,953	2.9%	—	—	—	—
SASA Investments LLC(29)	25,904	25,904	—	—	60,000	60,000
Scott Buchanan(30)	120,500	120,500	—	—	—	—	—	—
Sea Otter Trading LLC(31)	565,199	405,199	160,000	*	460,000	460,000	—	—
Shaolin Capital Management LLC(32)	5,108,499	4,321,000	787,499	4.4%	—	—	—	—
Space Summit Opportunity Fund I LP(33)	10,500	10,500	—	—	—	—	—	—
SPAC GSR II LLC(34)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Venus Investments I LLC(35)	973,906	973,906	—	—	1,921,661	1,921,661	—	—
Yuya Orime(36)	50,000	50,000	—	—	125,000	125,000	—	—

*	Less than 1%.
**	Does not include beneficial ownership of Public Warrants.
(1)

Consists of (i) 1,155 shares of Class A common stock held directly by AQR Tax Advantaged Absolute Return Fund, L.P., (ii) 4,401 shares of Class A common stock held directly by AQR Corporate Arbitrage Master Account, L.P., (iii) 2,673 shares of Class A common stock held directly by AQR Absolute Return Master Account, L.P., (iv) 5,445 shares of Class A common stock held directly by AQR Global Alternative Investment Offshore Fund, L.P., and (v) 7,326 shares of Class A common stock held directly by AQR Diversified Arbitrage Fund, a series of AQR Funds (collectively, the “AQR funds”). AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC and AQR Arbitrage, LLC act as investment adviser of AQR Tax Advantaged Absolute Return Fund, L.P., AQR Corporate Arbitrage Master Account, L.P., AQR Absolute Return Master Account, L.P. and AQR Global Alternative Investment Offshore Fund, L.P. and have investment and dispositive power over the shares held by these funds. AQR Capital Management, LLC serves as the investment adviser and AQR Arbitrage, LLC serves as the investment sub-adviser to AQR Diversified Arbitrage Fund, a series of AQR Funds, an open-end registered investment company, and have investment and dispositive power over the shares held by this fund. AQR Tax Advantaged GP II, LLC is the general partner of AQR Tax Advantaged Absolute Return Fund, L.P. AQR Corporate Arbitrage GP, LLC is the general partner of AQR Corporate Arbitrage Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. AQR Capital Management GP Ltd. is the general partner of AQR Global Alternative Investment Offshore Fund, L.P. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.
(2)

Consists of (i) 1,862 shares of Class A common stock held directly by Arena Special Opportunities (Offshore) Master, LP, (ii) 3,585 shares of Class A common stock held directly by Arena Finance Markets, LP, (iii) 10,740 shares of Class A common stock held directly by Arena Special Opportunities Partners II, LP, and (iv) 4,813 shares of Class A common stock held directly by Arena Special Opportunities Partners (Cayman Master) II, LP (collectively, the “Arena funds”). Arena Investors, LP is the Manager of the Arena funds and has investment and dispositive power over the shares. Daniel Zwirn is the CIO of Arena Investors, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 2500 Westchester Ave, Suite 401, Purchase, New York 10577.

(3)

Consists of (i) 12,000 shares of Class A common stock held directly by ACM ASOF VIII Secondary-C LP (“ACM ASOF”) and (ii) 6,125 shares of Class A common stock held directly by Atalaya Special Purpose Investment Fund II LP (“Atalaya Fund II”), including (x) 3,000 shares registered for resale hereby and (y) 3,125 shares purchased in the open market. Atalaya Capital Management LP (“ACM”) is the Manager of ACM ASOF and of Atalaya Fund II and has investment and dispositive power over the shares. Drew Phillips is the Partner/Chief Operating Officer of ACM and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is One Rockefeller Plaza, 32nd Floor New York, New York 10020.

(4)

Consists of (i) 68,345 shares of Class A common stock, (ii) 3,074 shares of Class E-1 common stock, (iii) 3,074 shares of Class E-2 common stock and (iv) 3,074 shares of Class E-3 common stock held by Baris Guzel, a U.S. citizen. Mr. Guzel served as a member of the board of directors of GSRM until the closing of the Business Combination. The address of Mr. Guzel is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(5)

Consists of 84,270 shares of Class A common stock held by Brandon Mintz, a U.S. citizen. Mr. Mintz is Bitcoin Depot’s President and Chief Executive Officer and has served as Chairman of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(6)

Consists of 56,193,024 shares of Class A common stock underlying the following securities held directly by BT Assets: (i) 15,000,000 BT HoldCo Earnout Units, consisting of (A) 5,000,000 Class 1 Earnout Units of BT HoldCo, (B) 5,000,000 Class 2 Earnout Units of BT HoldCo, and (C) 5,000,000 Class 3 Earnout Units of BT HoldCo, and (ii) 41,193,024 BT HoldCo Common Units (corresponding to 41,193,024 shares of Class V common stock). Brandon Mintz is the sole voting stockholder of BT Assets and may be deemed to have voting and investment control with respect to the shares held by BT Assets. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of BT Assets and Mr. Mintz is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(7)

Consists of (i) 18,130 shares of Class A common stock, (ii) 1,153 shares of Class E-1 common stock, (iii) 1,153 shares of Class E-2 common stock, (iv) 1,153 shares of Class E-3 common stock and (v) 25,000 Private Placement Warrants held by Carlos Garcia, a U.S. citizen. The address of Mr. Garcia is 10 K Street SE, Apt. PH10, Washington, DC 20003.

(8)

Consists of (i) (A) 131,983 shares of Class A common stock, (B) 8,393 shares of Class E-1 common stock, (C) 8,393 shares of Class E-2 common stock, (D) 8,393 shares of class E-3 common stock and (E) 364,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I (Parallel), LP (“Parallel Fund”), and (ii) (A) 158,089 shares of Class A common stock, (B) 10,053 shares of Class E-1 common stock, (C) 10,053 shares of Class E-2 common stock, (D) 10,053 shares of Class E-3 common stock, and (E) 436,000 Private Placement Warrants held directly by CPC Sponsor Opportunities I, LP (together with Parallel Fund, the “CPC funds”). Carnegie Park Capital LLC (“CPC”) is the Manager of the CPC funds and has investment and dispositive power over the shares. Edward Tsun-Wei Chen is the Managing Partner of CPC and may be deemed to have voting and Investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 200 East 94th Street, Suite 2109, New York, New York 10128.

(9)

Consists of (i) 517,378 shares of Class A common stock, (ii) 32,900 shares of Class E-1 common stock, (iii) 32,900 shares of Class E-2 common stock, (iv) 32,900 shares of Class E-3 common stock and (v) 1,015,510 Private Placement Warrants held directly by Claybaker LLC. Claybaker LLC has sole investment and dispositive power over the shares. Lewis Silberman is the Managing Member of Claybaker LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 139 North Street, Greenwich, Connecticut 06830.

(10)

Consists of (i) 44,173 shares of Class A common stock, (ii) 1,537 shares of Class E-1 common stock, (iii) 1,537 shares of Class E-2 common stock, (iv) 1,537 shares of Class E-3 common stock and (v) 33,333 Private Placement Warrants held by David Lorber, a U.S. citizen. Mr. Lorber served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Lorber is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(11)

Consists of (i) 24,216 shares of Class A common stock, (ii) 1,540 shares of Class E-1 common stock, (iii) 1,540 shares of Class E-2 common stock, (iv) 1,540 shares of Class E-3 common stock and (v) 66,785 Private Placement Warrants held directly by Drakes Landing Associates, LP. JBF Capital, Inc. is the General Partner of Drakes Landing Associates LP. John B. Fullerton is the President of JBF Capital, Inc. and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is 306 West Francis Street, Aspen, Colorado 81611.

(12)

Consists of (i) (A) 48,345 shares of Class A common stock, (B) 3,074 shares of Class E-1 common stock, (C) 3,074 shares of Class E-2 common stock and (D) 3,074 shares of Class E-3 common stock held directly by EGMKRM, LLC and (ii) 20,000 shares of Class A common stock held by Eve Mongiardo, a U.S. citizen. Eve Mongiardo is the Managing Member of EGMKRM, LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(13)

Consists of (i) 33 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund, LP, (ii) 325 shares of Class A common stock held directly by Fir Tree Capital Opportunity Master Fund III, LP, (iii) 5,366 shares of Class A common stock held directly by FT SOF XIII (SPAC) Holdings, LLC, (iv) 315 shares of Class A common stock held directly by Fir Tree Value Master Fund, LP and (v) 10,461 shares of Class A common stock held directly by Boston Patriot Merrimack St LLC (collectively, the “Fir Tree funds”). Fir Tree Capital Management, LP is the Investment Manager of the Fir Tree funds and has sole investment and dispositive power over the shares. Clinton Biondo and David Sultan are Managing Partners of Fir Tree Capital Management, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and these individuals is c/o Fir Tree Capital Management, 500 Fifth Ave., 9th Floor, New York, New York 10110.

(14)

Consists of 67,630 shares of Class A common stock held by Glen Leibowitz, a U.S. citizen. Mr. Leibowitz is Bitcoin Depot’s Chief Financial Officer. The address of Mr. Leibowitz is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(15)

Consists of (i) 290,072 shares of Class A common stock, (ii) 18,445 shares of Class E-1 common stock, (iii) 18,445 shares of Class E-2 common stock, (iv) 18,445 shares of Class E-3 common stock and (v) 800,000 Private Placement Warrants held directly by Guines LLC. Roystone Capital Management LP is the Manager of Guiness LLC and has sole investment and dispositive power over the shares. Rich Barrera is the Managing Member of Roystone Capital Management LP and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Barrera is 767 Third Ave., 29th Floor, New York, New York 10017.

(16)

Consists of (i) 202,138 shares of Class A common stock, including (x) 17,700 shares registered for resale hereby and (y) 184,438 shares purchased in the open market, held directly by Harraden Circle Investors, LP, (ii) 5,932 shares of Class A common stock, including (x) 1,200 shares registered for resale hereby and (y) 4,732 shares purchased in the open market, held directly by Warbasse67 Fund LLC, (iii) 17,583 shares of Class A common stock, including (x) 1,005 shares registered for resale hereby and (y) 16,578 shares purchased in the open market, held directly by Frederick V. Fortmiller, Jr., and (iv) 20,074 shares of Class A common stock, including (x) 1,095 shares registered for resale hereby and (y) 18,979 shares purchased in the open market, held directly by Gantcher Family Limited Partnership. Frederick V. Fortmiller, Jr. is the Managing Member of each of these entities and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Fortmiller is 299 Park Ave., 21st Floor, New York, New York 10171.

(17)

Consists of (i) 151,949 shares of Class A common stock, (ii) 9,662 shares of Class E-1 common stock, (iii) 9,662 shares of Class E-2 common stock, (iv) 9,662 shares of Class E-3 common stock and (v) 75,513 Private Placement Warrants held by JMT Holdings LLC. Joseph Tonnos is the Managing Member of JMT Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by JMT Holdings LLC. Mr. Tonnos served as Chief

Financial Officer of GSR II Meteora Acquisition Corporation until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of JMT Holdings LLC and Mr. Tonnos is 5200 N Ocean Dr, 18D, West Palm Beach, Florida 33404.
(18)

Consists of (i) 6,043 shares of Class A common stock, (ii) 384 shares of Class E-1 common stock, (iii) 384 shares of Class E-2 common stock, (iv) 384 shares of Class E-3 common stock and (v) 8,333 Private Placement Warrants held by Mark McCauley, a U.S. citizen. The address of Mr. McCauley is 138 Sam Hill Road, Guilford, Connecticut 06437.

(19)

Consists of 60,388 shares of Class A common stock held by Mark Smalley, a U.S. citizen. Mr. Smalley is Bitcoin Depot’s Chief Compliance Officer. The address of Mr. Smalley is c/o Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(20)

Consists of (i) 468,545 shares of Class A common stock, (ii) 29,794 shares of Class E-1 common stock, (iii) 29,794 shares of Class E-2 common stock, (iv) 29,794 shares of Class E-3 common stock and (v) 1,434,739 Private Placement Warrants held directly by Meteora Strategic Capital, LLC (“MSC”). Meteora Capital, LLC (“Meteora”) is the Manager of MSC and has investment and dispositive power over the shares. Vikas Mittal is the Managing Member of MSC and Meteora and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Mittal is 1200 N Federal Hwy, Ste 200, Boca Raton, Florida 33432.

(21)

Consists of 20,000 shares of Class A common stock held by Michael Moe, a U.S. citizen. Mr. Moe served as a director on GSRM’s board of directors from the Company’s inception in August 2022 until the closing of the Business Combination. The address of Mr. Moe is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

(22)

Consists of (i) (A) 1,000,749 shares of Class A common stock, (B) 63,637 shares of Class E-1 common stock, (C) 63,637 shares of Class E-2 common stock, (D) 63,637 shares of class E-3 common stock and (E) 1,380,000 Private Placement Warrants held directly by OPI Series 2022-1 (GSRM). Oppenheimer Alternative Investment Management LLC (the “Managing Member”) is the Manager of OPI Series 2022-1 (GSRM) and has investment and dispositive power over the shares. Bryan McKigney is the President of the Managing Member. Robert S. Lowenthal and Dennis P. McNamara are each an SVP of the Managing Member. Messrs. McKigney, Lowenthal and McNamara may be deemed to have voting and investment control with respect to the shares held by OPI Series 2022-1 (GSRM). The Managing Member is a subsidiary of Oppenheimer Holdings, Inc. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of each of these entities and individuals is 85 Broad Street, 22nd Floor, New York, New York 10004.

(23)

Consists of 21,000 shares of Class A common stock held directly by Owl Creek Credit Opportunities Master Fund, L.P. Owl Creek Asset Management, L.P., as investment advisor to Owl Creek Credit Opportunities Master Fund, L.P. (“Owl Creek L.P.”), has voting and investment power with respect to the shares of Class A common stock. Owl Creek GP, LLC is the General Partner of Owl Creek Credit Opportunities Master Fund, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC, may be deemed to control such general partner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Altman is 640 5th Ave #20, New York, New York 10019.

(24)

Consists of (i) 454,350 shares of Class A common stock and (ii) 1,830,124 Public Warrants exercisable for shares of Class A common stock subject to an ownership blocker pursuant to the Non-Redemption Agreement entered into by the Company and Polar Multi-Strategy Master Fund (the “Polar Fund”), each held directly by the Polar Fund. The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the shares held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(25)

Consists of (i) (A) 507,626 shares of Class A common stock, (B) 32,279 shares of Class E-1 common stock, (C) 32,279 shares of Class E-2 common stock, (D) 32,279 shares of Class E-3 common stock, and (E) 1,400,000 Private Placement Warrants held directly by Radcliffe SPAC Opportunity Fund, L.P. and (ii) 20,010 shares of Class A common stock held directly by Radcliffe Multi-Strategy Master Fund, L.P. (collectively, the “Radcliffe funds”). Radcliffe Capital Management, L.P. (“RCM”) is the Manager of the Radcliffe funds and has investment and dispositive power over the shares. Pursuant to an investment management agreement, RCM serves as the investment manager of the Radcliffe funds. RGC Management Company, LLC (“RGC Management”) is the general partner of RCM. Steve Katznelson and

Christopher Hinkel serve as the managing members of RGC Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 50 Monument Road, Suite 300, Bala Cynwyd, Pennsylvania 19004.
(26)

Consists of (i) (A) 125,921 shares of Class A common stock, (B) 8,007 shares of Class E-1 common stock, (C) 8,007 shares of Class E-2 common stock, (D) 8,007 shares of Class E-3 common stock and (E) 347,282 Private Placement Warrants held directly by Rangeley Capital Partners, LP, (ii) (A) 12,745 shares of Class A common stock, (B) 810 shares of Class E-1 common stock, (C) 810 shares of Class E-2 common stock, (D) 810 shares of Class E-3 common stock and (E) 35,150 Private Placement Warrants held directly by Rangeley Capital Special Opportunities Fund, LP and (iii) (A) 92,019 shares of Class A common stock, (B) 5,851 shares of Class E-1 common stock, (C) 5,851 shares of Class E-2 common stock, (D) 5,851 shares of Class E-3 common stock and (E) 253,783 Private Placement Warrants held directly by Rangeley Capital Partners II, LP, (collectively, the “Rangeley funds”). Rangeley Capital, LLC is the investment manager of the Rangeley funds and has investment and dispositive power over the shares. Christopher DeMuth Jr. is the Managing Member of Rangeley Capital, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 3 Forest Street, New Canaan, Connecticut 06840.

(27)

Consists of (i) (A) 15,279 shares of Class A common stock, (B) 1,383 shares of Class E-1 common stock, (C) 1,383 shares of Class E-2 common stock, (D) 1,383 shares of Class E-3 common stock and (ii) 60,000 Private Placement Warrants held directly by Ridgeview Holdings LLC. Ridgeview Holdings LLC has sole investment and dispositive power over the shares. Griffin Rotman is the Managing Member of Ridgeview Holdings LLC and may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 261 Palmetto Ln., West Palm Beach, Florida 33405.

(28)

Consists of shares of 540,944 shares of Class A common stock, including (i) 20,991 shares registered for resale hereby and (ii) 519,953 shares purchased in the open market, allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.

(29)

Consists of (i) 21,755 shares of Class A common stock, (ii) 1,383 shares of Class E-1 common stock, (iii) 1,383 shares of Class E-2 common stock, (iv) 1,383 shares of Class E-3 common stock, and (v) 60,000 Private Placement Warrants held directly by SASA Investments LLC. Shiv Abrol may be deemed to have voting and investment control with respect to the shares held by this entity. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of this entity and individual is 14 E 4th St., New York, New York 10012.

(30)

Consists of 120,500 shares of Class A common stock issuable upon exercise of the restricted stock units issued at Closing to Scott Buchanan, a U.S. citizen, under the Bitcoin Depot Inc. 2023 Omnibus Incentive Equity Plan. Mr. Buchanan is Bitcoin Depot’s Chief Operating Officer and has served as a member of the board of directors of Bitcoin Depot since the Closing. The address of Mr. Buchanan is c/o Bitcoin Depot Inc, 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia 30326.

(31)

Consists of (i) 501,563 shares of Class A common stock, including (x) 341,563 shares registered for resale hereby and (y) 160,000 shares purchased in the open market, (ii) 21,212 shares of Class E-1 common stock, (iii) 21,212 shares of Class E-2 common stock, (iv) 21,212 shares of Class E-3 common stock and (v) 460,000 Private Placement Warrants held directly by Sea Otter Trading LLC. Sea Otter Advisors LLC is the Advisor of Sea Otter Trading LLC and has investment and dispositive power over the shares and warrants held by these entities. Peter Smith and Nicholas Fahey are the Managing Members of Sea Otter Advisors, LLC and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 107 Grand St., 7th Floor, New York, New York 10013.

(32)

Consists of (i) 808,499 shares of Class A common stock, including (x) 21,000 shares registered for resale hereby and (y) 787,499 shares purchased in GSRM’s IPO (including rights that were exchanged into shares at the Closing, and (ii) 4,300,000 shares of Series A Preferred Stock held by funds managed by Shaolin Capital Management LLC (the “Shaolin funds”). Shaolin Capital Management LLC (“SCM”) is the Manager of the Shaolin funds and has sole investment and dispositive power over the shares. David Puritz, in his position as CIO at SCM and Michael Jester in his position as

Co-founder and Head of Research at SCM may be deemed to have voting and investment control with respect to the shares held by these entities. SCM has sole voting and dispositive power over the shares held by each of these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and individuals is 230 NW 24th Street, Suite 603, Miami, Florida 33127. Pursuant to the PIPE Agreement, the exercise or conversion of any Series A Preferred Stock, warrants or other convertible or equity-linked securities of the Company is subject to ownership limitations such that Shaolin Capital Management, LLC and its affiliates cannot beneficially own in excess of 9.9% of the pro forma issued and outstanding Class A common stock of the Company at any time.
(33)

Consists of 10,500 shares of Class A common stock held directly by Space Summit Opportunity Fund I LP. Space Summit Capital LLC is the Manager of Space Summit Opportunity Fund I LP and has investment and dispositive power over the shares. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities is 15455 Albright Street, Pacific Palisades, California 90272.

(34)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by SPAC GSR II LLC. Gustavo Garcia has beneficial ownership of the shares held by SPAC GSR II LLC. Mr. Garcia served as a Co-Chief Executive Officer and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of SPAC GSR II LLC and Mr. Garcia is 7887 Broadway St., Apt 806, San Antonio, Texas 78209.

(35)

Consists of (i) 817,882 shares of Class A common stock, (ii) 52,008 shares of Class E-1 common stock, (iii) 52,008 shares of Class E-2 common stock, (iv) 52,008 shares of Class E-3 common stock, and (v) 1,921,661 Private Placement Warrants held by Venus Investments I LLC. Anantha Ramamurti has beneficial ownership of the shares held by Venus Investments I LLC. Mr. Ramamurti served as a President and Director of GSR II Meteora Acquisition Corporation’s board of directors until the closing of the Business Combination. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of Venus Investments I LLC and Mr. Ramamurti is 3138 Honey Tree Lane, Austin, Texas 78746.

(36)

Consists of (i) 50,000 shares of Class A common stock and (ii) 125,000 Private Placement Warrants held by Yuya Orime, a U.S. permanent resident. Mr. Orime served as a Senior Vice President at GSR II Meteora Acquisition Corporation until the closing of the Business Combination. The address of Mr. Orime is c/o GSR II Meteora Sponsor LLC, 418 Broadway, Suite N, Albany, New York 12207.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Class A common stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners of our securities that will hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. We have not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the “Medicare” tax on certain investment income, any alternative minimum tax, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that acquire our securities through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans;

•	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	certain former citizens or long-term residents of the United States;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	regulated investment companies;

•	real estate investment trusts;

•	individual retirement or other tax-deferred accounts;

•	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of our shares; and

•	the Selling Securityholders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our securities to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions with Respect to Class A common stock

If we make distributions of cash or other property to U.S. Holders of shares of Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A common stock, which will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A common stock and will be treated as described under “U.S. Holders-Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below.

Distributions treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the preferential rates applicable to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Subject to the discussion below regarding redemption of Class A common stock, upon a sale or other taxable disposition of Class A common stock or Private Placement Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock or Private Placement Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A common stock or Private Placement Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

A full or partial redemption of Class A common stock will be treated as a distribution taxable as a dividend to a U.S. Holder to the extent paid from our current or accumulated earnings and profits, unless it can be satisfactorily established that, for U.S. federal income tax purposes, (i) the redemption is “not essentially equivalent to a dividend,” (ii) the redemption results in a “complete termination” of the U.S. Holder’s interest in our equity interests or (iii) the redemption is “substantially disproportionate” with respect to the U.S. Holder, all within the meaning of Section 302(b) of the Code. In any such case where one of these requirements is met, the redemption will be subject to U.S. federal income tax in the manner described above with respect to sales and other taxable dispositions generally. A redemption of Class A common stock that is treated as a distribution taxable as a dividend will be subject to U.S. federal income tax in the manner described above under “Taxation of Distributions with Respect to Class A common stock”.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock or Private Placement Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A common stock or Private Placement Warrants, as applicable, less, in the case of Class A common stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above). Special rules apply for determining the tax basis of Class A common stock received upon exercise of a Private Placement Warrant (as discussed below).

Exercise of a Private Placement Warrant

Except as discussed below with respect to the “cashless exercise” of a Private Placement Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A common stock upon the exercise of a Private Placement Warrant. The U.S. Holder’s tax basis in its Class A common stock received upon exercise of a Private Placement Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Private Placement Warrant and the exercise price of such Private Placement Warrant.

The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not treated as a realization event or, if it is treated as a realization event, because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. However, it is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price of the number of Private Placement Warrants to be exercised. The U.S. Holder would then recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the Private Placement Warrants deemed surrendered and the U.S. Holder’s tax basis in such Private Placement Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the sum of the U.S. Holder’s initial tax basis in the Private Placement Warrants exercised and the exercise price of such Private Placement Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to which, if any, of the alternative tax consequences described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

If we purchase Private Placement Warrants in an open market transaction, such purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Holders-Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” above.

Expiration of a Private Placement Warrant

If a Private Placement Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Placement Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A common stock described herein. See “U.S. Holders-Taxation of Distributions with Respect to Class A common stock” above.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Class A common stock and Private Placement Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

Taxation of Distributions with Respect to Class A common stock

Distributions of cash or property on Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “Non-U.S. Holders-Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below. Subject to the discussion of effectively connected dividends below, any distribution made to a Non-U.S. Holder on its Class A common stock that is treated as a dividend for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants

Subject to the discussions below regarding redemptions of Class A common stock and under “Non-U.S. Holders-Information Reporting and Backup Withholding” and “Non-U.S. Holders-Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A common stock or Private Placement Warrants unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

•

shares of Class A common stock or Private Placement Warrants constitute United States real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S.-source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we are a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we were to become a USRPHC, a Non-U.S. Holder who disposes of our Class A common stock generally will not be subject to tax on any gain realized as a result of our status as a USRPHC as long as our Class A common stock is “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”) and such Non-U.S. Holder did not actually or constructively own, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for such Class A common stock, more than 5% of our Class A common stock. It is unclear how a Non-U.S. Holder’s ownership of Warrants (whether Public Warrants or Private Placement Warrants) will affect the determination of whether such Non-U.S. Holder owned more than 5% of the Class A common stock. In addition, special rules apply in the case of a disposition of Private Placement Warrants if the Class A common stock is considered to be regularly traded, but such Private Placement Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether the Class A common stock or Private Placement Warrants will be treated as regularly traded. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the tax consequences related to ownership in a USRPHC and the application of the rules above to the Private Placement Warrants.

As discussed above under “U.S. Holders – Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants,” a full or partial redemption of Class A common stock will generally be treated as a distribution taxable as a dividend to the extent of our current or accumulated earnings and profits unless it can be satisfactorily established that, for U.S. federal income tax purposes, (i) the redemption is “not essentially equivalent to a dividend,” (ii) the redemption results in a “complete termination” of the holder’s interest in our equity interests or (iii) the redemption is “substantially disproportionate” with respect to the holder, all within the meaning of Section 302(b) of the Code. In such event, any amount constituting a dividend for U.S. federal income tax purposes generally would be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). A withholding agent might not make a determination as to whether the cash received upon redemption is subject to such withholding, including because the application of Section 302 of the Code will depend on a Non-U.S. Holder’s particular circumstances. Accordingly, withholding agents may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of the redemption amount made to such Non-U.S. Holder, unless (1) the withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (2) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that a withholding agent will establish such special certification procedures. If a withholding agent withholds excess amounts from the cash consideration so payable to a Non-U.S. Holder, such Non-U.S. Holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to payments received in redemption of their Class A common stock.

Exercise of a Private Placement Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Private Placement Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Private Placement Warrant by a U.S. Holder, as described under “U.S. Holders-Exercise of a Private Placement Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders-Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.” If we purchase Private Placement Warrants in an open market transaction, the U.S. federal income tax treatment for a Non-U.S. Holder generally will correspond to that described above under “Non-U.S. Holders-Gain on Sale, Redemption, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”

Expiration of a Private Placement Warrant

The U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Private Placement Warrant held by a U.S. Holder, as described under “U.S. Holders-Expiration of a Private Placement Warrant” above.

Possible Constructive Distributions with Respect to Private Placement Warrants

The terms of the Private Placement Warrants provide for an adjustment to the number of shares of Class A common stock for which Private Placement Warrants may be exercised or to the exercise price of the Private Placement Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Private Placement Warrant holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A common stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Private Placement Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A common stock described herein. See “Non-U.S. Holders-Taxation of Distributions with Respect to Class A Common Stock” above. The applicable withholding agent may withhold any resulting withholding tax from future cash distributions or other amounts owed to the Non-U.S. Holder.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of shares of Class A common stock or Private Placement Warrants generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on shares of Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of shares of Class A common stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in shares of Class A common stock.

DESCRIPTION OF SECURITIES THE SELLING SECURITYHOLDERS MAY OFFER

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge to you read the applicable provisions of Delaware law and each of the Company’s Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Charter”), the Company’s Amended and Restated Bylaws (the “Bylaws”) which are exhibits to the registration statement of which this prospectus is a part, carefully and in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

The Second Amended and Restated Charter authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E-1 common stock, 750,000 shares of Class E-2 common stock, 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share) and 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

As of August 12, 2024, there were 17,844,174 shares of Class A common stock issued and outstanding held of record by approximately 43 holders, 1,075,761 shares of Class E common stock outstanding held of record by 22 holders, 41,193,024 shares of Class V common stock outstanding held of record by one holder, and 3,075,000 shares of Series A Preferred Stock outstanding held of record by nine holders. As of August 12, 2024 there are 43,848,750 shares of Class A common stock underlying the outstanding Warrants, which were held of record by 24 holders. There are no shares of Class B common stock, Class M common stock or Class O common stock outstanding.

Common Stock

Voting

Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of the Second Amended and Restated Charter:

•	Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.

•	Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.

•	Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.

•	Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.

•	Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.

•	Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Second Amended and Restated Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the Second Amended and Restated Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Second Amended and Restated Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Pursuant to the terms of the Company’s Certificate of Designation, holders of Series A Preferred Stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A Preferred Stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Redemption Rights

At all times we reserve and keep available out of our authorized and unissued shares of Class A common stock and Class M common stock, for the purposes of effecting any redemptions or exchanges pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, the number of shares of Class A common stock and Class M common stock that are issuable in connection with the Redemption or Direct Exchange (each as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) of all outstanding BT HoldCo Common Units as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, as applicable. In the event that (i) a share of Class A common stock and Class M common stock is issued as a result of any Redemption or Direct Exchange of any BT HoldCo Common Unit pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement or (ii) a Redemption by Cash Payment (as defined in the BT HoldCo Amended and Restated Limited Liability Company Agreement) is effected with respect to any BT HoldCo Common Units pursuant to the applicable provisions of Article IX of the BT HoldCo Amended and Restated Limited Liability Company Agreement, or (iii) all of the outstanding shares of Class V common stock are converted to Class O common stock, a share of Class O common stock or Class V common stock held by such unitholder chosen by us in our sole discretion will automatically and without further action on our part or the holder thereof be transferred to us for no additional consideration and thereupon shall automatically be retired and cease to exist, and such share thereafter may not be reissued by us.

Other Provisions

No holder of common stock has any preemptive or other similar subscription rights.

Shares of Class V common stock may only be issued by us to BT Assets and its affiliates. Notwithstanding anything to the contrary herein, any Redemption or Direct Exchange involving an exchange of Class V common stock for Class M common stock may, at the option of the applicable member of BT HoldCo, be an exchange of Class V common stock for Class A common stock.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the closing of the Business Combination, we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock issued pursuant to the PIPE Agreement. Each share of Series A Preferred Stock (i) ranks senior to all classes of common stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections. As of August 12, 2024, 3,075,000 shares of Series A Preferred Stock remained outstanding.

Warrants

There were 43,848,750 Warrants issued and outstanding as of August 12, 2024, including 31,625,000 Public Warrants and 12,223,750 Private Placement Warrants.

Public Warrants

Each Public Warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 30, 2023, 30 days after the completion of the Business Combination, except as described below. The Public Warrants will expire on June 30, 2028, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Public Warrant unless the issuance of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the fair market value (as defined below) over the exercise price of the Public Warrants by (ii) the fair market value.

Redemption of Public Warrants.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants-Public Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “Warrants-Public Warrants-Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value”(defined below) by (ii) the fair market value. The “fair market value” means the 10-day average closing price as of the third day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our Public Warrants for redemption and we do not take advantage of this option, the holders of the Private Placement Warrants would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed business combination, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of issued and outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered, book entry form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum but will apply to claims under the Securities Act.

Private Placement Warrants

In connection with the closing of its IPO, GSRM completed the private sale of 12,223,750 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to GSRM of $12.2 million. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees: (i) they are not be redeemable by us; (ii) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until July 30, 2023, 30 days after the completion of the Business Combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrant exercise is sent to the warrant agent.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of up to 79,185,345 shares of Class A common stock, up to 12,223,750 Private Placement Warrants and up to 43,848,750 shares of Class A common stock underlying the Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants. We have agreed to maintain the effectiveness of this Registration Statement until all such securities have been sold under this Registration Statement or Rule 144 under the Securities Act or are no longer outstanding.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distributions by any Selling Securityholder or its affiliates to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the Registration Statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent that such distributees are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also resell a portion of our Class A common stock or Warrants in reliance upon Rule 144 under the Securities Act, if available, or in other transactions exempt from registration requirements of the Securities Act, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the S-3 registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “BTM” and our Public Warrants are currently listed on Nasdaq under the symbol “BTMWW.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholders or borrowed from any Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Milbank LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offerings.

EXPERTS

The consolidated financial statements of Bitcoin Depot Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.bitcoindepot.com. Our Class A common stock and warrants are listed on the Nasdaq Capital Market under the symbol “BTM” and “BTMWW,” respectively. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus and any supplements to this prospectus. The information incorporated by reference is considered to be part of this prospectus and any supplements to this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below; provided, however, that we are not, unless specifically indicated, incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, whether listed below or filed in the future, or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

a)	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 15, 2024 (the “2023 Form 10-K”);

b)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 15, 2024 and August 15, 2024, respectively;

c)	our Current Reports on Form 8-K filed with the SEC on February 8, 2024, March 29, 2024 and June 28, 2024; and

d)	the description of our Class A common stock and public warrants included in Exhibit 4.3 to the 2023 Form 10-K, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to and after the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will furnish without charge to any person (including any beneficial owner) a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your request to: Corporate Secretary, Bitcoin Depot Inc., 3343 Peachtree Road NE, Suite 750, Atlanta, Georgia, 30326 or (678) 435-9604.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$80,791.49	†
Accounting fees and expenses	30,000
Legal fees and expenses	*
Transfer agent fees and expenses	*
Trustee fees and expenses	*
Printing and miscellaneous expenses	*

Total	$30,000

†

The SEC registration fee was previously paid upon the filing of the Registration Statement on form S-1, filed on July 17, 2023 (Registration 333-273287), initially declared effective by the SEC on September 1, 2023, as amended by a post-effective amendment on April 29, 2024.

*

These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the aggregate amount of expenses payable in respect of any offering of securities.

Item 15. Indemnification of Directors and Officers

The Company is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Second Amended and Restated Charter and Amended and Restated Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in our Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Second Amended and Restated Charter eliminates the liability of directors and officers to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) with respect to a director, under Section 174 of the DGCL, and with respect to an officer, from any action by or in the right of the corporation.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, on the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description	Schedule/Form	Exhibit No.	Filing Date

2.1†	Transaction Agreement, dated as of August 24, 2022, by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	August 25, 2022

2.2	First Amendment to the Transaction Agreement, dated February 13, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	February 14, 2023

2.3	Second Amendment to the Transaction Agreement, dated April 4, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	April 4, 2023

2.4	Third Amendment to the Transaction Agreement, dated May 11, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	May 11, 2023

2.5†	Fourth Amendment and Joinder to the Transaction Agreement, dated June 7, 2023 by and among GSRM, the Sponsor, BT Assets and BT OpCo.	8-K	2.1	June 13, 2023

2.6	Supplemental Consolidating Information	10-Q	2.6	August 15, 2024

4.1	Specimen Warrant Certificate (included in Exhibit 4.2).	S-1/A	4.3	February 23, 2022

Exhibit	Description	Schedule/Form	Exhibit No.	Filing Date

4.2	Warrant Agreement, dated as of February 24, 2022 by and between GSRM and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.5	March 2, 2022

4.3	Description of Securities	10-K	2.6	April 15, 2024

5.1*	Opinion of Milbank LLP

23.1*	Consent of Milbank LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included in the signature pages of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Securities Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on August 19, 2024.

Bitcoin Depot Inc.

By:	/s/ Brandon Mintz
Brandon Mintz
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott Buchanan and Felicity Lewis, as his or her true and lawful attorney-in-fact and agents, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brandon Mintz Brandon Mintz	President, Chief Executive Officer and Chairman (Principal Executive Officer)	August 19, 2024

/s/ Scott Buchanan Scott Buchanan	Chief Operating Officer, Director	August 19, 2024

/s/ Glen Leibowitz Glen Leibowitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2024

/s/ Dan Gardner Dan Gardner	Director	August 19, 2024

/s/ Teri G. Fontenot Teri G. Fontenot	Director	August 19, 2024

/s/ Daniel Stabile Daniel Stabile	Director	August 19, 2024

/s/ Bradley Strock Bradley Strock	Director	August 19, 2024

/s/ Tim Vanderham Tim Vanderham	Director	August 19, 2024